                                                                     EXHIBIT 2.1




================================================================================



                            STOCK PURCHASE AGREEMENT

                                  by and among

                           MONARCH DENTAL CORPORATION
                                (as the Seller),

                       MIDWEST DENTAL CARE, MONDOVI, INC.,
                      MIDWEST DENTAL CARE, SHEBOYGAN, INC.,
                                       and
                         MIDWEST DENTAL MANAGEMENT, INC.
                          (as the Acquired Companies),

                                       and

                              MIDWEST DENTAL, INC.
                               (as the Purchaser)





                                December 31, 2001



================================================================================

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

ARTICLE I         DEFINITIONS.....................................................................................1

ARTICLE II        PURCHASE AND SALE OF SECURITIES.................................................................5
   2.01           SALE OF ACQUIRED STOCK BY THE SELLER............................................................5
   2.02           PURCHASE OF ACQUIRED STOCK BY THE PURCHASER.....................................................6
   2.03           POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE......................................................6
   2.04           ALLOCATION OF PURCHASE PRICE....................................................................8
   2.05           THE CLOSING.....................................................................................8

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE ACQUIRED COMPANIES.........................8
   3.01           ORGANIZATION, STANDING AND QUALIFICATION........................................................8
   3.02           AUTHORITY; NO CONFLICTS.........................................................................9
   3.03           SUBSIDIARIES AND INVESTMENTS....................................................................9
   3.04           CAPITALIZATION; OWNERSHIP OF THE ACQUIRED  STOCK................................................9
   3.05           FINANCIAL STATEMENTS...........................................................................10
   3.06           BOOKS AND RECORDS..............................................................................10
   3.07           NO MATERIAL ADVERSE CHANGE.....................................................................11
   3.08           LITIGATION.....................................................................................11
   3.09           COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.....................................................11
   3.10           NO UNDISCLOSED LIABILITIES; NO INDEBTEDNESS....................................................13
   3.11           BENEFIT PLANS; ERISA...........................................................................13
   3.12           TITLE TO AND LIENS ON PROPERTIES...............................................................14
   3.13           PERMITS AND LICENSES...........................................................................15
   3.14           TAX MATTERS....................................................................................16
   3.15           INTELLECTUAL PROPERTY RIGHTS...................................................................17
   3.16           CONTRACTS......................................................................................18
   3.17           ENVIRONMENTAL MATTERS..........................................................................19
   3.18           ACCOUNTS RECEIVABLE............................................................................20
   3.19           MALPRACTICE LIABILITY..........................................................................21
   3.20           INSURANCE......................................................................................21
   3.21           EMPLOYEE AND LABOR MATTERS.....................................................................22
   3.22           ABSENCE OF CERTAIN DEVELOPMENTS................................................................23
   3.23           BANK ACCOUNTS..................................................................................25
   3.24           BROKERS........................................................................................25
   3.25           PURCHASE COMMITMENTS AND OUTSTANDING BIDS......................................................25
   3.26           PRODUCT AND SERVICE WARRANTIES.................................................................25
   3.27           SOFTWARE AND INFORMATION SYSTEMS...............................................................25
   3.28           CUSTOMERS AND SUPPLIERS........................................................................25
   3.29           RELATED PARTY TRANSACTIONS.....................................................................26
   3.30           DISCLOSURE.....................................................................................26

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER................................................26
   4.01           ORGANIZATION AND STANDING......................................................................26
   4.02           AUTHORITY; NO CONFLICTS........................................................................26
   4.03           BROKERS........................................................................................27
   4.04           LITIGATION.....................................................................................27

ARTICLE v         PRE-CLOSING COVENANTS OF THE SELLER AND THE ACQUIRED COMPANIES.................................27
   5.01           ACCESS AND INVESTIGATION.......................................................................27
   5.02           OPERATION OF BUSINESS..........................................................................27


   5.03           REQUIRED APPROVALS.............................................................................28
   5.04           NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE...................................................28
   5.05           NO NEGOTIATION.................................................................................29
   5.06           EFFORTS TO CLOSE...............................................................................29

ARTICLE VI        CLOSING CONDITIONS OF THE PURCHASER............................................................29
   6.01           REPRESENTATIONS AND WARRANTIES TRUE............................................................29
   6.02           COMPLIANCE WITH AGREEMENT......................................................................29
   6.03           CONSENTS AND APPROVALS.........................................................................29
   6.04           EXECUTION AND DELIVERY OF CLOSING DOCUMENTS....................................................30
   6.05           NO MATERIAL ADVERSE CHANGE.....................................................................30
   6.06           HEHLI LITIGATION...............................................................................30
   6.07           REINHART FEES..................................................................................31
   6.08           PROCEEDINGS SATISFACTORY.......................................................................31

ARTICLE VII       CLOSING CONDITIONS OF THE SELLER AND THE ACQUIRED COMPANIES....................................31
   7.01           REPRESENTATIONS AND WARRANTIES TRUE............................................................31
   7.02           COMPLIANCE WITH AGREEMENT......................................................................31
   7.03           CONSENTS AND APPROVALS.........................................................................31
   7.04           EXECUTION AND DELIVERY OF CLOSING DOCUMENTS....................................................31
   7.05           PROCEEDINGS SATISFACTORY.......................................................................32

ARTICLE VIII      TERMINATION....................................................................................32
   8.01           TERMINATION EVENTS.............................................................................32
   8.02           PROCEDURE AND EFFECT OF TERMINATION............................................................33

ARTICLE IX        INDEMNIFICATION................................................................................33
   9.01           INDEMNIFICATION BY THE PURCHASER...............................................................33
   9.02           INDEMNIFICATION BY THE SELLER..................................................................34
   9.03           LIMITATIONS ON THE SELLER'S INDEMNIFICATION OBLIGATIONS........................................34
   9.04           PROCEDURE FOR INDEMNIFICATION OF THIRD PARTY CLAIMS............................................35
   9.05           PROCEDURE FOR INDEMNIFICATION OF OTHER CLAIMS..................................................37
   9.06           SURVIVAL.......................................................................................37
   9.07           EXCLUSIVE REMEDY...............................................................................37

ARTICLE X         MISCELLANEOUS..................................................................................38
   10.01          GOVERNING LAW..................................................................................38
   10.02          EXPENSES.......................................................................................38
   10.03          NOTICES........................................................................................38
   10.04          POST CLOSING TAX AGREEMENTS....................................................................39
   10.05          TRANSITION ASSISTANCE..........................................................................40
   10.06          POST CLOSING COLLECTION OF ACCOUNTS RECEIVABLE.................................................40
   10.07          POST CLOSING INSURANCE AGREEMENTS..............................................................40
   10.08          NO RELIANCE....................................................................................40
   10.09          ENTIRE AGREEMENT...............................................................................40
   10.10          DISPUTE RESOLUTION.............................................................................40
   10.11          AMENDMENTS; CONSENTS; WAIVERS..................................................................41
   10.12          SEVERABILITY OF INVALID PROVISION..............................................................41
   10.13          SUCCESSORS AND ASSIGNS.........................................................................41
   10.14          RULES OF CONSTRUCTION..........................................................................42
   10.15          COUNTERPARTS...................................................................................42
   10.16          PRESS RELEASES.................................................................................42

                             EXHIBITS AND SCHEDULES


Exhibits

Exhibit A         Escrow Agreement
Exhibit B         Non-Competition Agreement
Exhibit C         Opinion of the Seller's and Acquired Companies' Legal Counsel
Exhibit D         Opinion of the Purchaser's Legal Counsel
Exhibit E         Management Indemnification Agreement

Schedules

Disclosure Schedule

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of December 31, 2001 by and among MONARCH DENTAL CORPORATION, a Delaware corporation (the "Seller"), MIDWEST DENTAL CARE, MONDOVI, INC., a Wisconsin corporation ("Dental Care - Mondovi"), MIDWEST DENTAL CARE, SHEBOYGAN, INC., a Wisconsin corporation ("Dental Care - Sheboygan"), MIDWEST DENTAL MANAGEMENT, INC., a Wisconsin corporation (the "Dental Management"), and MIDWEST DENTAL, INC., a Minnesota corporation (the "Purchaser"). Dental Care - Mondovi, Dental Care - Sheboygan, Dental Management, and Midwest Dental Plan, Ltd., a Wisconsin corporation and majority owned subsidiary of Dental Management ("Dental Plan") are each referred to in this Agreement as an "Acquired Company" and collectively as the "Acquired Companies."

                                   BACKGROUND

         A. The Seller owns all of the issued and outstanding shares of Dental Care - Mondovi, Dental Care - Sheboygan and Dental Management, which issued and outstanding shares are set forth on Schedule 1 (the "Acquired Stock"). Dental Management owns one thousand one hundred and eighty-five (1,185) shares of the common stock of Dental Plan (the "Dental Plan Stock"), which constitutes 79% of the issued and outstanding capital stock of Dental Plan.

         B. The Seller desires to sell the Acquired Stock to the Purchaser, and the Purchaser desires to purchase the Acquired Stock from the Seller, on the terms and conditions and for the consideration set forth in this Agreement.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms have the meanings indicated:

         "Acquired Company Benefit Plan" means each Benefit Plan which applies only to one or more of the Acquired Companies or their employees and not to the Seller, any Affiliate of the Seller (other than the Acquired Companies) or their respective employees.

         "Acquired Company Qualified Plan" means each Acquired Company Benefit Plan which is intended to qualify under Section 401 of the Code.

         "Affiliate" means, with respect to any Person, (i) any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) any other Person of which five percent (5%) or more of the equity interest is held beneficially or of record by such Person, (iii) with respect to an individual, any Family Member of such Person, or (iv) any business of which such Person or any Family

Member of such Person is a director, officer, employee or equity holder. The term "control" for purposes of this definition means the possession, directly or indirectly, of the power to influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreements" means all the agreements, documents and instruments executed and delivered at the Closing pursuant to the Agreement, including without limitation the Escrow Agreement and the Non-Competition Agreement.

         "Balance Sheet Date" has the meaning set forth in Section 3.05.

         "Benefit Plan" means any Plan established, arranged or maintained by an Acquired Company or any corporate group of which an Acquired Company is or was a member, existing at or prior to the Closing Date, to which an Acquired Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of an Acquired Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Closing" and "Closing Date" have the meanings set forth in Section
2.05.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations adopted pursuant thereto.

         "Damages" means all costs, losses (including, without limitation, diminution in value), liabilities, damages, claims and expenses, including without limitation, interest, penalties, costs of mitigation, clean-up or remedial action, consequential and indirect damages, and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification).

         "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

         "Disclosure Schedule" means the disclosure schedule prepared by the Seller and the Acquired Companies attached to this Agreement which sets forth the exceptions to the representations and warranties contained in Article III and certain other information called for by the Agreement.

         "Environmental Laws" has the meaning set forth in Section 3.17.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations adopted pursuant thereto.

         "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with an Acquired Company as defined in Section 414 of the Code.

         "Escrow Agreement" means the Escrow Agreement between the Seller, the Purchaser and the escrow agent named therein, substantially in the form attached as Exhibit A.

         "Family Member" means, with respect to an individual, each parent, spouse, child, grandchild, brother, sister or the spouse of a child, grandchild, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more of such persons.

         "Financial Statements" has the meaning set forth in Section 3.05.

         "GAAP" means United States generally accepted accounting principles, consistently applied in accordance with historic practices.

         "Indebtedness" means, without duplication (i) all indebtedness for borrowed money, (ii) all indebtedness secured by any mortgage, pledge, security interest or lien existing on property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed, (iii) all amounts representing the capitalization of rentals in accordance with GAAP, (iv) all amounts owing by an Acquired Company to the Seller or any Affiliate of the Seller, and (v) all guarantees, endorsements and other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (iv) above.

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Interim Period Financial Statements" has the meaning set forth in
Section 3.05.

         "Liabilities" means all indebtedness, obligations and other liabilities, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assessment, deed of trust, lease, adverse claim, levy, charge, restriction on transfer, or encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

         "Management Representations" means the representations and warranties of the Seller and the Acquired Companies set forth in Article III other than those set forth in Sections 3.01,

3.02, 3.03, 3.04, 3.14 (to the extent, and only to the extent, it relates to the filing of a Tax Return for, or payment of, federal or state corporate income taxes), 3.22(a), 3.22(b), 3.24 and 3.29 (to the extent, and only to the extent, it relates to a transaction or proposed transaction with the Seller or any of its subsidiaries (other than the Acquired Companies) or any of their officers and directors).

         "Material Adverse Effect" means, with respect to any Person, any effect, or series of effects that, individually or in the aggregate, materially adversely affect (i) the business, properties, financial condition or operations of such Person, or (ii) the ability of such Person to perform its obligations under this Agreement or any Ancillary Agreement.

         "Net Working Capital" shall mean an amount equal to the Acquired Companies' total current assets less (i) their total current liabilities and
(ii) an allowance of $370,000, in each case as of the Closing Date determined on a consolidated basis in accordance with GAAP, consistently applied, but excluding all intercompany accounts included therein.

         "Non-Competition Agreement" means the Non-Competition Agreement between the Seller and the Purchaser, substantially in the form attached as Exhibit B.

         "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any governmental or regulatory authority.

         "Permitted Encumbrances" means (i) any Liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not impair the value of the property subject to such Lien or the use of such property.

         "Person" means any natural person, corporation, partnership, joint venture, limited liability company, association, joint-stock company, other business organization, trust, union, unincorporated organization or government, or any agency or political subdivision thereof.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation right, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Provider Contract" means a contract between a licensed health care provider or group of health care providers and a third party payor or person acting on behalf of a third party payor or group of third party payors (including but not limited to insurance companies, health maintenance organizations, preferred provider organizations, limited service health plans, self-insured employers, and third party administrators), under which the provider or provider group agrees to render professional services to enrollees, subscribers, insures, plan participants or covered beneficiaries entitled to receive health care benefits pursuant to a contract, plan or arrangement established or sponsored by such third party payor.

         "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

         "Second Level Damages" means the amount of Damages due under Section
9.02 between $150,000 and $350,000 in the aggregate incurred by the Purchaser Group in connection with, arising out of, resulting from any breach of any covenant, representation, warranty or agreement made by the Seller or the Acquired Companies in this Agreement or any Ancillary Agreement, or any certificate delivered pursuant thereto.

         "Seller Benefit Plan" means each Benefit Plan other than an Acquired Company Benefit Plan.

         "Seller Qualified Plan" means each Seller Benefit Plan which is intended to qualify under Section 401 of the Code.

         "Settlement Agreement" means the Settlement Agreement and Mutual Release by and among Dr. David L. Hehli, individually and who in certain circumstances may be doing business as D.L.H. Building Account or other business entities or as a partner or principal therein, and the Acquired Companies, containing terms and conditions acceptable to the Purchaser.

         "Subsidiary" means any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding voting stock, membership interests or other ownership interests are at any time directly or indirectly owned by the Acquired Companies, by one or more of their Subsidiaries, or by the Acquired Companies and one or more of their Subsidiaries.

         "Taxes" means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, regardless of whether such interest, penalties or additions are attributable to a Pre-Closing Period (as such term is defined in Section 9.03) or any other period.

         "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

                                   ARTICLE II
                         PURCHASE AND SALE OF SECURITIES

         2.01 Sale of Acquired Stock by the Seller. Subject to the terms and conditions of this Agreement, the Seller agrees to sell the Acquired Stock to the Purchaser and to deliver the certificates evidencing the Acquired Stock to the Purchaser at the Closing. The certificates for the Acquired Stock will be properly endorsed for transfer to or accompanied by duly executed stock powers in favor of the Purchaser and otherwise in a form acceptable for transfer on the books of the Acquired Companies.

         2.02 Purchase of Acquired Stock by the Purchaser. Subject to the terms and conditions of this Agreement, the Purchaser agrees to acquire the Acquired Stock from the Seller at the Closing for an aggregate purchase price of $9,655,000 in cash (the "Purchase Price") in the manner and subject to the adjustments provided for in this Section and Section 2.03 hereof as follows:

                  (a) Cash Consideration.

                           (i) Cash Payment at Closing. At the Closing, the Purchaser shall pay the Estimated Cash Consideration (as defined below) in cash to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller.

                           (ii) Estimated Cash Consideration. The term
         "Estimated Cash Consideration" means $9,655,000 (A) plus the amount, if any, by which the Net Working Capital derived from the Preliminary Balance Sheet (as defined below) is greater than $130,000, and (B) less the amount, if any, by which the Net Working Capital derived from the Preliminary Balance Sheet is less than $130,000.

                           (iii) Preliminary Balance Sheet. At the Closing, the Seller shall deliver to the Purchaser a balance sheet as of the Closing Date (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet shall be accompanied by a schedule setting forth a calculation of the Estimated Cash Consideration and a certificate, signed by an officer of the Seller, certifying (A) that such calculation represents a good faith estimate of the Estimated Cash Consideration, and (B) that the Preliminary Balance Sheet has been prepared in accordance with GAAP.

                  (b) Escrow Amount. Immediately after receiving the Estimated Cash Consideration, the Seller shall deposit $150,000 in cash (the "Escrow Amount") with U.S. Bank Trust National Association to be held in an escrow account pursuant to the terms established under the Escrow Agreement.

         2.03 Post-Closing Adjustments to Purchase Price.

                  (a) Closing Date Balance Sheet. The Purchaser shall prepare a balance sheet setting forth the Net Working Capital (the "Closing Date Balance Sheet") and deliver the Closing Date Balance Sheet to the Seller and the Purchaser within thirty (30) days after the Closing. The Closing Date Balance Sheet shall be conclusive for the purposes of the adjustments described in this
Section 2.03 except to the extent, if any, that the Seller delivers, within thirty (30) days after the date on which the Closing Date Balance Sheet is delivered to the Seller, a written notice to the Purchaser taking exception to the Closing Date Balance Sheet and specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not so disputed shall be paid promptly). Upon request by the Seller at any time after receipt of the

Closing Date Balance Sheet, the Purchaser shall make available to the Seller and its representatives, the work papers used in preparing it together with such other documents as the Seller may reasonably request in connection with its review thereof. If an exception raised by the Seller is disputed by the Purchaser, then the Purchaser and the Seller shall negotiate in good faith to resolve such dispute. If, after a period of fifteen (15) days following the date on which the Seller gives notice of any exception to the Purchaser, such exception still remains disputed, then the Purchaser and the Seller shall engage a mutually acceptable independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining dispute. The Accounting Firm shall act as an arbitrator to determine only those issues still in dispute and shall have access to all documents, working papers, facilities and personnel necessary for the Accounting Firm to make an independent determination as to the matters in dispute. If the Accounting Firm reasonably determines it is necessary to conduct an audit of the Closing Date Balance Sheet to resolve the dispute, then the Accounting Firm may conduct such an audit. The decision of the Accounting Firm shall be final and binding for purposes of this Section 2.03. The fees and expenses of the Accounting Firm shall be paid by the party whose last proposed offer for settlement of the Net Working Capital was farther from the determination of the Accounting Firm; provided, however, that in the event that the determinations of the Purchaser and the Seller of the Net Working Capital were both within five percent (5%) of the determination of the Net Working Capital by the Accounting Firm, then the fees and expenses of the Accounting Firm shall be equally split between the Purchaser and the Seller.

                  (b) Net Working Capital Adjustment.

                           (i) Negative Adjustment. To the extent that the Net Working Capital derived from the Closing Date Balance Sheet is less than the Net Working Capital derived from the Preliminary Balance Sheet (the "Preliminary Net Working Capital"), then the Seller shall pay to the Purchaser the amount by which the Net Working Capital is less than the Preliminary Net Working Capital by wire transfer of immediately available funds to an account designated by the Purchaser or by certified check within ten (10) days of the Balance Sheet Delivery Date (as defined below).

                           (ii) Positive Adjustment. To the extent that the Net Working Capital derived from the Closing Date Balance Sheet is greater than the Preliminary Net Working Capital, then the Purchaser shall pay to the Seller the amount by which the Net Working Capital is greater than the Preliminary Net Working Capital by wire transfer of immediately available funds to an account designated by the Seller or by certified check within ten (10) days of the Balance Sheet Delivery Date.

                  (c) Balance Sheet Delivery Date. The term "Balance Sheet Delivery Date" means the later of (A) the date on which the Closing Date Balance Sheet is delivered pursuant to Section 2.03(a) above, or (B) if the Seller disputes the Closing Date Balance Sheet in accordance with Section 2.03(a) above, the date upon which the dispute is settled, whether by the mutual agreement of the Purchaser and the Seller or by the delivery of a final Closing Date Balance Sheet by the Accounting Firm.

                  (d) Interest Charge. If any payment required to be made pursuant to Section 2.03(b) is not made by the date required by such Section, interest shall accrue on such unpaid amount at the prime rate plus 2% from such date to the date of payment. For purposes of the foregoing sentence, the prime rate, with respect to each calendar quarter during which interest accrues, shall be equal to the prime rate published in The Wall Street Journal on the first business day of such calendar quarter.

         2.04 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Stock in conformity with the Code and as mutually agreed to by the Purchaser and the Seller at the Closing (subject to any adjustments made to the Purchase Price after the Closing).

         2.05 The Closing. The consummation of the purchase and sale of the Acquired Stock under this Agreement (the "Closing") shall occur at the offices of Lindquist & Vennum P.L.L.P. in Minneapolis, Minnesota, on the date hereof, or such other date as the parties agree upon for the Closing to occur (the "Closing Date").


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                    OF THE SELLER AND THE ACQUIRED COMPANIES

         Each Acquired Company and the Seller, jointly and severally, represent and warrant to the Purchaser as of the Closing Date, except as expressly indicated on the Disclosure Schedule which exceptions are deemed to be representations and warranties as if made within this Article 3 and to modify the representations and warranties made in this Article 3, as follows:

         3.01 Organization, Standing and Qualification.

                  (a) Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Acquired Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted or proposed to be conducted and such properties are now owned, leased or operated. Each Acquired Company is duly qualified and in good standing as a foreign corporation authorized to carry on its business in the states where the nature of the activities conducted or proposed to be conducted by the Acquired Company, or the character of the properties owned, leased or operated by the Acquired Company require such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (b) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.02 Authority; No Conflicts.

                  (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and each Acquired Company have been duly authorized by all necessary corporate action on the part of the Seller and each Acquired Company's Board of Directors and stockholders and do not conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of the articles of incorporation or bylaws of the Seller or any Acquired Company, or any agreement, law, rule or regulation or any order, judgment or decree to which the Seller or any Acquired Company is a party or by which the Seller or any Acquired Company or its properties are bound or affected except where any such conflict, default, loss of rights or creation of a Lien could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole. Except as set forth in the Disclosure Schedule, no consent, approval, or other action is required to be obtained or taken by the Seller or any Acquired Company in connection with the execution, delivery and performance by the Seller and each Acquired Company of this Agreement or the Ancillary Agreements.

                  (b) Each of the Seller and the Acquired Companies has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and each Acquired Company and constitutes, and the Ancillary Agreements when executed and delivered will constitute, valid and binding obligations of the Seller and each Acquired Company enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

         3.03 Subsidiaries and Investments. Except as set forth on the Disclosure Schedule, no Acquired Company currently has, and has not had during Seller's ownership of the Acquired Companies, any Subsidiary or investment, equity, or ownership interest (whether controlling or not) of any kind in any other Person. No Acquired Company is engaged in any joint venture or partnership with any other Person.

         3.04 Capitalization; Ownership of the Acquired Stock.

                  (a) The Seller owns beneficially and of record that number of shares of the Acquired Stock listed on Schedule 1, free and clear of all Liens, and has, and on the Closing Date will have, good and valid title to such shares. The delivery of stock certificates representing the Acquired Stock owned by the Seller in the manner provided in Section 2.01 will transfer to the Purchaser good and valid title to the Acquired Stock free and clear of all Liens.

                  (b) The authorized capital stock and the issued and outstanding capital stock of each Acquired Company is set forth on Schedule 1. Except as set forth on Schedule 1, all such issued and outstanding shares of each Acquired Company have been issued to the Seller. The Acquired Stock is duly authorized, validly issued, fully paid and nonassessable.

                  (c) There are no (i) rights, options or warrants of any kind outstanding to purchase or acquire capital stock or any other ownership interest in any Acquired Company or

(ii) other securities, obligations, agreements or rights of any kind outstanding which are exercisable for, convertible into or exchangeable for any capital stock or any other ownership interest in any Acquired Company or under the terms of which the parties thereto have the right to purchase or acquire capital stock or any other ownership interest in any Acquired Company.

                  (d) No Acquired Company is subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock. There are no commitments of any Acquired Company to distribute to holders of any class of its capital stock any evidence of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

                  (e) No Person has a contractual right to demand or other right to cause any Acquired Company to file any registration statement under the Securities Act of 1933, as amended, relating to any securities of the Acquired Company or any right to participate in any offering of the Acquired Company's securities. Except for this Agreement, there are no agreements between or among any Acquired Company's shareholders or buy-sell agreements of any kind affecting any Acquired Company's capital stock or other securities.

         3.05 Financial Statements. The Seller and the Acquired Companies have delivered to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a) the Acquired Companies' unaudited consolidated balance sheet as of November 30, 2001 (such date being the "Balance Sheet Date") and related statement of income for the eleven months then ended which are attached as part of the Disclosure Schedule (the "Interim Period Financial Statements"); and (b) the Acquired Companies' unaudited consolidated balance sheets as of December 31, 2000 and December 31, 1999 and the related statements of income for the fiscal years then ended. All of the Financial Statements have been prepared from the books and records of the Acquired Companies in accordance with GAAP and fairly present the financial condition of the Acquired Companies as of their respective dates and the results of its operations for the periods covered thereby. Except as and to the extent set forth in the balance sheets included in the Financial Statements, no Acquired Company had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) as of the respective dates of such balance sheets that would be required to be reflected on, or reserved against in, such balance sheets under GAAP. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, subject, in the case of the Interim Period Financial Statements, to normal year-end adjustments (the effect of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole).

         3.06 Books and Records. The minute books and other corporate records of each Acquired Company as made available to the Purchaser contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, the boards of directors, and committees of the boards of directors of each Acquired Company. The stock transfer ledgers and other similar records of each Acquired Company accurately reflect all issuances and record transfers in the capital stock of each Acquired Company.

         3.07 No Material Adverse Change. Since the Balance Sheet Date there has been no event or occurrence which has had, will have, or may reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole, nor are there any pending changes in the businesses of the Acquired Companies or in the relationships of the Acquired Companies with their respective customers or suppliers, or, to the knowledge of the Seller or any of the Acquired Companies, in any governmental actions or relations affecting the Acquired Companies' businesses, which if one or more should occur, could reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

         3.08 Litigation. Except as described in the Disclosure Schedule, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, pending or, to the knowledge of the Seller or any of the Acquired Companies, threatened against (i) any Acquired Company, (ii) any Acquired Company's stockholders, officers, directors or employees, or health care professionals employed by or engaged by any Acquired Company, for acts or omissions relating to any Acquired Company, (iii) any Acquired Company's properties, assets or business, or (iv) the transactions contemplated by this Agreement.

         3.09 Compliance with Laws and Other Instruments.

                  (a) Each Acquired Company is in compliance, and has complied with, all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or currently proposed operations except where the failure to so comply, in each instance and in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole. Neither the ownership nor use of any Acquired Company's properties, nor the conduct or currently proposed conduct of its business, conflicts with the rights of any other Person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the articles of incorporation or the bylaws of such Acquired Company, or any Lien, license, agreement, understanding, law, ordinance, rule, regulation, zoning regulation, order, judgment or decree to which any Acquired Company is a party or by which it or its assets may be bound or affected, except for violations, conflicts and defaults which could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (b) None of the contracts, arrangements, undertakings or activities of the Acquired Companies constitute the unauthorized business of insurance or the unauthorized practice of dentistry or the corporate practice of dentistry, or constitute an impermissible fee splitting arrangement, in any state in which an Acquired Company conducts business, except where the violation of any such statute or regulation could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (c) Each Provider Contract is in compliance with all requirements of law and, to the extent applicable, with standards established by the National Commission for Quality Assurance, Utilization Review Accreditation Commission, or similar accreditation organization, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (d) All individually identifiable confidential information pertaining to any patient, subscriber, enrollee, or covered person has been maintained in accordance with applicable requirements of law, including without limitation any privacy laws or laws pertaining to the confidentiality of medical records, claim records or underwriting data, except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (e) Neither the Seller nor any Acquired Company nor any person or entities providing professional services for any Acquired Company have engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii) knowingly and willfully making or causing to be made an false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, except where any such prohibited activities could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (f) Except as set forth on the Disclosure Schedule, no Acquired Company participates in or is otherwise authorized to receive reimbursement from Medicare and Medicaid or is a party to other third party payer agreements. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non renewal of any such third party payer program. Each Acquired Company is in compliance in all material respects with the requirements or all such third party payers applicable thereto, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

         3.10 No Undisclosed Liabilities; No Indebtedness.

                  (a) Except as disclosed in the Financial Statements or as set forth in the Disclosure Schedule, there are no Liabilities relating to or affecting any Acquired Company or any of its assets and properties, other than Liabilities incurred after the end of the period covered by the Interim Financial Statements in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (b) As of the Closing Date and prior to giving effect to the transactions contemplated by this Agreement, no Acquired Company will have any Indebtedness other than (i) Indebtedness included on the Preliminary Balance Sheet and (ii) inter-company Indebtedness among the Acquired Companies (but not between any of the Acquired Companies and the Seller).

         3.11 Benefit Plans; ERISA.

                  (a) The Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. No Acquired Company has any commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Seller and the Acquired Companies have provided to the Purchaser (i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report, and
(iii) the most recent trustee's report for each Benefit Plan funded through a trust.

                  (b) No Acquired Company nor any ERISA Affiliate or any predecessor thereof has, since September 1, 1996 or, to the knowledge of the Seller or any of the Acquired Companies, since January 1, 1995, maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to any Acquired Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

                  (c) Except with respect to Acquired Company Benefit Plans, no Acquired Company has any liability under or with respect to any employee benefit pension plan or employee welfare benefit plan (as these terms are defined in ERISA) of the Seller or any ERISA Affiliate.

                  (d) Each Seller Benefit Plan and, to the knowledge of Seller or any of the Acquired Companies, each Acquired Company Benefit Plan, has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in material compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code). The reserves reflected in the Financial Statements for the obligations of each Acquired Company under all Benefit Plans were determined in accordance with GAAP.

                  (e) Each Seller Qualified Plan and, to the knowledge of Seller or any of the Acquired Companies, each Acquired Company Qualified Plan, has received a determination or opinion letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor's ability to rely on such determination or opinion letter.

                  (f) Except as set forth in the Disclosure Schedule, no Seller Benefit Plan or, to the knowledge of Seller and the Acquired Companies, Acquired Company Benefit Plan, provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of any Acquired Company or any ERISA Affiliate beyond their termination of service other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of any such Acquired Company or any ERISA Affiliate, or
(iv) benefits the full cost of which is borne by the current or former employee, or his or her beneficiary.

                  (g) Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of any Acquired Company or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

                  (h) Except as set forth on the Disclosure Schedule, there are no pending or, to the knowledge of the Seller or any of the Acquired Companies, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

         3.12 Title to and Liens on Properties.

                  (a) The Disclosure Schedule contains a complete and accurate description of each parcel of real property leased by each Acquired Company (as lessee or lessor) (the "Leased Real Property"). The Acquired Companies do not own any real property. All real property used in or relating to the conduct of the Acquired Companies' business are subject to valid and subsisting leases described in the Disclosure Schedule.

                  (b) Each Acquired Company has a valid leasehold interest in all Leased Real Property. Each Acquired Company has rights of ingress and egress with respect to the Leased Real Property and all buildings, structures, facilities, fixtures, and other improvements thereon used in the operation of such Acquired Company's business. There is no pending or, to the knowledge of the Seller or any of the Acquired Companies, contemplated or threatened condemnation of any of the respective parcels of Leased Real Property or any part thereof. Except as set forth on the Disclosure Schedule, to the knowledge of the Seller or any of the Acquired Companies, none of the Leased Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate will not and could not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies taken as a whole.

                  (c) Each lease with respect to the Leased Real Property is a legal, valid and binding agreement of the Acquired Company which is a party thereto, is in full force and effect, enforceable in accordance with its terms and, except as set forth in the Disclosure Schedule, there is no, and no Acquired Company has received written notice of any material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder. Each Acquired Company has performed all of its required obligations under, and is not in material violation or breach of or material default under, each lease with respect to the Leased Real Property and, to the knowledge of the Seller or any of the Acquired Companies, the other parties to each such lease are not in material violation or breach of or material default under such lease. No Acquired Company owes any brokerage commissions with respect to any of the Leased Real Property.

                  (d) Except as set forth in the Disclosure Schedule, each Acquired Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties used in the conduct of such Acquired Company's business, including all tangible personal property reflected in the Financial Statements and any tangible personal property acquired since the Balance Sheet Date other than property disposed of since such date in the ordinary course of business consistent with past practice (the "Fixed Assets"). All such tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties with a book value in excess of $5,000 are listed in the Disclosure Schedule and are free and clear of all Liens other than Permitted Encumbrances. The Leased Real Property and the Fixed Assets owned or leased by the Acquired Companies constitute all the property used in the conduct of the Acquired Companies' business in the manner and to the extent presently conducted by the Acquired Companies.

         3.13 Permits and Licenses. The Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to each Acquired Company's business held by such Acquired Company or any health care provider employed or engaged by any Acquired Company (the "Acquired Company Permits"). All of the Acquired Company Permits are currently effective and valid and have been validly issued. Except as set forth in the Disclosure Schedule, no additional Permits are necessary to enable any Acquired Company to conduct its business in compliance with all applicable federal, state, local, and foreign laws, including without limitation Permits as a third party administrator, utilization review company, preferred provider organization, or dental practice, except where the failure to have such a Permit could not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies taken as a whole. Neither the execution, delivery or performance of this Agreement nor the mere passage of time (except as specifically noted in the Disclosure Schedule) will have any effect on the continued validity or sufficiency of the Acquired Company Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable any Acquired Company to conduct its business as now operated. There is no action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment, pending, or, to the knowledge of the Seller or any of the Acquired Companies, threatened or anticipated which could affect the Acquired Company Permits or their sufficiency for the current conduct of any Acquired Company's business or of the conduct of any Acquired Company's business after the Closing. The Seller and the Acquired Companies have provided the Purchaser with true and complete copies of all of the Acquired Company Permits. No Acquired Company has received written notice of, with respect to itself or any health care provider employed by or engaged by any Acquired Company, any act or threat of action to deny, review, curtail, suspend or condition any: (i) license to practice dentistry or prescribe or dispense drugs; (ii) privilege or credential to admit or practice at a health care facility; or (iii) credential or status as to participation in any plan maintained by a third party payor.

         3.14 Tax Matters.

                  (a) The Seller or the Acquired Companies have filed and will file with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by each Acquired Company on or before the Closing Date or with respect to the activities or operations of each Acquired Company up to and including the Closing Date.

                  (b) Each Acquired Company has paid in full or has made adequate provision in the current liabilities of the Interim Period Financial Statements (in accordance with GAAP) for all Taxes which are due or claimed to be due from it by any taxing authority, or will become due for periods up to and including the Closing Date, including any Taxes later determined to be due for any such period as a result of untrue, incorrect or incomplete Tax Returns filed by Seller or any Acquired Company.

                  (c) Except as set forth in the Disclosure Schedule, there are no Liens for Taxes upon the assets, properties, earnings or business of any Acquired Company except for statutory liens for current Taxes not yet due. The reserves for Taxes reflected in the current liabilities of the Interim Period Financial Statements are sufficient for payment of all unpaid Taxes (whether or not currently disputed and whether or not a Tax Return has been filed or is required to have been filed with respect thereto) accrued through the date thereof.

                  (d) No Acquired Company has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or, except as set forth in the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. Except as set forth in the Disclosure Schedule, the statute of limitations for all Tax Returns of each Acquired Company has expired for all federal, state, local or foreign Taxes, or the Tax Returns of each Acquired Company have been examined by the appropriate taxing authorities for all periods.

                  (e) Except as set forth in the Disclosure Schedule, no Acquired Company has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown on the Disclosure Schedule is being contested in good faith through appropriate proceedings, and, except as set forth in the Disclosure Schedule, no issue has been raised by any federal, state, local or foreign taxing authority which could reasonably be expected to result in a proposed deficiency for any subsequent period.

                  (f) Except as set forth in the Disclosure Schedule, no Acquired Company is a party to any agreement, contract or other arrangement that has provided or will provide severance payments to any current or former employee of an Acquired Company. The consummation of the transactions contemplated herein will not result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (g) No assessments have been made or asserted against any of the Acquired Companies by any state guarantee fund, comprehensive health insurance plan (CHIP plan), or similar state plan or program. None of the activities, contracts, undertakings or arrangements of any Acquired Company gives rise to any premium tax liability of the company in any state.

                  (h) None of the Acquired Companies has any liability for the Taxes of any Person other than the Acquired Companies (i) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

         3.15 Intellectual Property Rights.

                  (a) The Disclosure Schedule lists all marks, trade names, brand names, copyrights or other trade rights currently owned or used by each Acquired Company in the conduct of its business. No Acquired Company has any patents, trademarks, copyrights or other that is registered with federal or state authorities, and no applications therefor are currently pending.

                  (b) The Seller and the Acquired Companies have delivered to the Purchaser complete and accurate copies of each agreement and other documents relating to the Intellectual Property set forth on the Disclosure Schedule.

                  (c) Each Acquired Company owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property of every kind that is used in, possessed by or necessary for the conduct of each Acquired Company's business. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair any Acquired Company's ownership, use or possession of such Intellectual Property.

                  (d) Except as set forth in the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in connection with any Intellectual Property pursuant to any contractual arrangements entered into by any Acquired Company. No Acquired Company has granted any license, sub-license or other similar agreement relating in whole or in part to any Intellectual Property. Neither the Seller nor any Acquired Company has received any notice that its or any third party's use of any item of Intellectual Property is interfering with, infringing upon or otherwise violating the rights of any Acquired Company or any third party in or to such Intellectual Property, and no proceedings have been instituted against or notices received by the Seller or any Acquired Company alleging that the use or proposed use of any Intellectual

Property by any Acquired Company or any third party infringes upon or otherwise violates any rights of any Acquired Company or a third party in or to such Intellectual Property, and there is no basis for such claim or proceeding. To the knowledge of the Seller or any of the Acquired Companies, no third party is interfering with, infringing upon, or otherwise violating the rights of any Acquired Company in any Intellectual Property.

         3.16 Contracts.

                  (a) The Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements to which each Acquired Company is a party or by which any of its assets and properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements) (the "Scheduled Contracts"):

                           (i) all collective bargaining or similar labor agreements;

                           (ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis;

                           (iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of any Acquired Company;

                           (iv) all guarantees of any obligation;

                           (v) all leases or agreements under which any Acquired Company is lessee or lessor of, or holds, or operates, any property, real or personal, except for any lease under which the aggregate annual rental payments do not exceed $100,000;

                           (vi) all commitments, contracts, sales contracts, purchase orders, or groups of related agreements with the same party or any group of affiliated parties which require or may in the future require payment of aggregate consideration to or by any Acquired Company in excess of $100,000;

                           (vii) all contracts or commitments in any way restrict any Acquired Company from carrying on its business anywhere in the world;

                           (viii) any power of attorney granted by or to any Acquired Company;

                           (ix) any contract with any shareholder, director, officer, employee, agent or Affiliate of any Acquired Company;

                           (x) any material contract or agreement not entered into in the ordinary course of business which is not cancelable without penalty within 30 days;

                           (xi) all material other contracts and agreements that
         (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by any Acquired Company of more than $100,000, or (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to any Acquired Company.

                  (b) Each Scheduled Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto. Each Acquired Company has performed all of its required obligations under, and is not in violation or breach of or default under, any Scheduled Contract. To the knowledge of the Seller or any of the Acquired Companies, the other parties to any Scheduled Contract are not in violation or breach of or default under such Scheduled Contract. To the knowledge of the Seller or any of the Acquired Companies, none of the present employees, officers, directors or shareholders of any Acquired Company is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in any Acquired Company's business as now operated.

                  (c) The Seller and the Acquired Companies have provided to the Purchaser a true, correct and complete copy of each written Scheduled Contract, and a true, correct and complete written description of each oral Scheduled Contract.

         3.17 Environmental Matters.

                  (a) To the knowledge of the Seller or any of the Acquired Companies, each Acquired Company is in compliance with all applicable Environmental Laws (as defined below). Except as disclosed in the Disclosure Schedule, neither the Seller nor any Acquired Company has received any communication (whether written or oral), whether from a governmental or regulatory authority, citizen group, employee or otherwise, that alleges that any Acquired Company or any of the assets or properties used in any Acquired Company's business is not in full compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by each Acquired Company pursuant to Environmental Laws (the "Environmental Permits") are identified in the Disclosure Schedule and represent all Environmental Permits used in its business as currently conducted. Neither Seller nor any Acquired Company has been notified by any relevant governmental or regulatory authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the ordinary course of business, and, to the knowledge of the Seller or any of the Acquired Companies, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the ordinary course of business. Neither the execution, delivery or performance of this Agreement nor the mere passage of time (except as specifically noted in the Disclosure Schedule) will have any effect on the continued validity or sufficiency of the Environmental Permits.

                  (b) Except as set forth in the Disclosure Schedule, to the knowledge of the Seller or any of the Acquired Companies, there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by any Acquired Company (or any entity currently or formerly an Affiliate of any Acquired Company), including without limitation, the release, emission, discharge or disposal of any Material (as defined below) into the Environment (as defined below), that (i) could reasonably be expected to result in the incurrence of costs by any Acquired Company under Environmental Laws, or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to any Acquired Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to any Acquired Company.

                  (c) For purposes of this Agreement:

                           (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

                           (ii) "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (A) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environment Law.

                           (iii) "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, orders, and administrative or judicial interpretations thereof relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

                           (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, bio-hazardous materials, petroleum and petroleum products.

         3.18 Accounts Receivable. Except as set forth in the Disclosure Schedule, the accounts receivable, unbilled invoices and all other receivables shown on the Closing Date Balance Sheet and on the books and financial statements of each Acquired Company, are bona fide receivables represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business of such Acquired Company, and (subject to (i) reserves for non-collectibility as reflected in the Interim Period Financial Statements and the books and financial statements of such Acquired Company and
(ii) an additional cumulative allowance for non-collectibility of $370,000) are collectible, legal, valid and binding obligations of the obligors, and will be collected by such Acquired Company without counterclaim or setoff within 6 months of the Closing Date. Such reserves have been reflected in the Interim Period Financial Statements and the books and financial statements of the Acquired Companies in accordance with GAAP. Since the Balance Sheet Date, no Acquired Company has discounted any accounts receivable except in the ordinary course of business consistent with past practices.

         3.19 Malpractice Liability. Except as set forth in the Disclosure Schedule, there are no claims outstanding, pending or, to the knowledge of the Seller or any of the Acquired Companies, threatened against any Acquired Company or any health care professional employed by or engaged by any Acquired Company in connection with, arising out of, resulting from or incident to any personal injury, property damage, adverse health effect, adverse business effect, or any claim of any of the foregoing by a third party arising out of any service provided by any Acquired Company or the ownership, use, possession or physical contact with any product manufactured, sold, leased or delivered by any Acquired Company which would reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

         3.20 Insurance.

                  (a) Set forth on the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, malpractice and credentialing policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to each Acquired Company, its assets and properties, or any of such Acquired Company's directors, officers, salespersons, agents or employees (including, with specific notation as such on the Disclosure Schedule, any insurance policies maintained by the Seller which will no longer provide insurance coverage to the Acquired Companies as a result of, and upon consummation of, the transactions contemplated by this Agreement) (collectively, the "Insurance Policies" and each individually, an "Insurance Policy"). Set forth on the Disclosure Schedule is the following information for each Insurance Policy: (i) type of insurance coverage provided;
(ii) name of insurer; (iii) effective dates; (iv) policy number; (v) per occurrence and annual aggregate deductibles or self-insured retentions; (vi) per occurrence and annual aggregate limits of liability, and (vii) the extent, if any, to which the limits of liability have been exhausted.

                  (b) All Insurance Policies are in full force and effect and all premiums currently payable or previously due with respect to such Insurance Policies have been paid. No notice of cancellation or termination has been received with respect to any Insurance Policy.

                  (c) The Insurance Policies are sufficient for compliance with all requirements of law and all agreements to which each such Acquired Company is a party or otherwise bound. The Insurance Policies are valid, outstanding, collectable and enforceable policies and will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.

                  (d) No Insurance Policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such Insurance Policy (including, without limitation, change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Except as set forth in the Disclosure Schedule, the Seller and the Acquired Companies have provided to the Purchaser complete and accurate copies of all Insurance Policies and related documentation.

                  (e) Except as set forth in the Disclosure Schedule, (i) no Acquired Company nor, to the knowledge of the Seller or any of the Acquired Companies, any health care provider employed or engaged by any Acquired Company has filed a written application for any insurance coverage relating to the company's business or property within the last 12 months which has been denied by an insurance agency or carrier and (ii) each Acquired Company and each health care provider employed by or engaged by an Acquired Company while employed by or engaged by an Acquired Company have been continuously insured for professional malpractice claims. None of the Acquired Companies or any health care provider employed by or engaged by an Acquired Company is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

                  (f) After giving effect to the Closing, the Seller's employment practices liability insurance policy referenced in the Disclosure Schedule will continue to provide insurance coverage to the Acquired Companies for all claims of the type generally covered by such policy with respect to any event, circumstance or occurrence that occurred on or after September 30, 1999 and prior to the Closing Date involving an Acquired Company or any of its employees (each, an "Employment Practices Claim").

                  (g) The Seller's directors and officers liability insurance policy referenced in the Disclosure Schedule will continue to provide insurance coverage to the Acquired Companies for all claims of the type generally covered by such policy with respect to any event, circumstance or occurrence that occurred on or after June 30, 1997 and prior to the Closing Date involving an Acquired Company or any of its officers or directors (each, a "Directors and Officers Claim").

         3.21 Employee and Labor Matters. Except to the extent that the breach of any of the following representations could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

                  (a) To the knowledge of the Seller or any of the Acquired Companies, no officer, executive or group of employees of any Acquired Company has or have any plans to terminate his, her or their employment with such Acquired Company.

                  (b) Except as set forth in the Disclosure Schedule, there have not been any material labor problems and/or work stoppages involving any Acquired Company or its respective predecessors or any application filed by a union or employee thereof with the National Labor Relations Board.

                  (c) There are no (i) unfair labor practice charges or complaints pending or, to the knowledge of the Seller or any of the Acquired Companies, threatened against any Acquired Company; (ii) labor strikes, disputes, slow downs or stoppages pending or, to the knowledge of the Seller or any of the Acquired Companies, threatened against any Acquired Company; (iii) formal employee grievances filed with any Acquired Company or, to the knowledge of the Seller or any of the Acquired Companies, threatened against any Acquired Company; and (iv) to the knowledge of the Seller or any of the Acquired Companies, trade union organizing efforts underway in any facility of any Acquired Company.

                  (d) No Acquired Company has received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal, state or foreign acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

                  (e) There are no uninsured workers' compensation claims pending or, to the knowledge of the Seller or any of the Acquired Companies, threatened against any Acquired Company. No Acquired Company is or will become liable for any retroactive workers' compensation insurance premiums relating to any period of time prior to the Closing Date in excess of reserves to be set aside for the payment of such premiums on the Interim Financial Statements.

                  (f) The qualifications of each employee of each Acquired Company for employment under applicable immigration laws have been reviewed by such Acquired Company and a properly completed Form I-9 is on file with respect to each employee. To the knowledge of the Seller or any of the Acquired Companies, there is no basis for any claim that any Acquired Company is not in compliance with the terms of the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder.

                  (g) Each Acquired Company has paid, or will pay prior to the Closing Date, all bonuses earned by directors, officers or employees through the Closing Date.

                  (h) None of the Acquired Companies employs or purchases services from any individual who has been convicted of a criminal offense related to health care, who is listed as debarred, excluded or otherwise ineligible for participation in federal health care programs, or who has been sanctioned by the United States Department of Health and Human Services Office of Inspector General.

         3.22 Absence of Certain Developments. Since November 30, 2001, except as set forth in the Disclosure Schedule, each Acquired Company has conducted its business only in the ordinary course of business and no Acquired Company has, except where such action or event would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole:

                  (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

                  (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any Liabilities except Liabilities incurred in the ordinary course of business consistent with past practices;

                  (c) discharged or satisfied any Lien or paid any obligation or Liability, other than current Liabilities paid in the ordinary course of business and other than current federal income tax liabilities;

                  (d) declared or made any payment or distribution of cash or other property to shareholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

                  (e) mortgaged or pledged any of its assets or properties, or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

                  (f) sold, leased, subleased, assigned or transferred any of its assets or properties, except in the ordinary course of business consistent with past practices, or canceled any debts or claims;

                  (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice;

                  (h) entered into any material transaction or modified any existing transaction (the aggregate consideration for which is in excess of $100,000);

                  (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance, in excess of $100,000;

                  (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the ordinary course of business which in the aggregate do not exceed $100,000;

                  (k) entered into any transaction or conducted business operations, including the incurrence of any Indebtedness, outside the ordinary course of its business or inconsistent with its past practices;

                  (l) made any change in its accounting methods or practices or ceased making accruals for taxes, obsolete inventory, doubtful or uncollectible accounts, vacation and other customary accruals consistent with its past practices;

                  (m) ceased reserving cash to pay taxes, principal and interest on borrowed funds, and other customary expenses and payments;

                  (n) caused to be made any reevaluation of any of its assets or properties;

                  (o) caused to be entered into any amendment or termination of any material lease, customer or supplier contract or other material contract or agreement to which it is a party;

                  (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

                  (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to its business or its financial condition;

                  (r) permitted to occur or be made any other event or condition of any character which has had, or could reasonably be expected to result in, a Material Adverse Effect on the Acquired Companies taken as a whole;

                  (s) waived any rights material to its business or its financial condition;

                  (t) made any illegal payment or rebates; or

                  (u) entered into any agreement to do any of the foregoing.

         3.23 Bank Accounts. The Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of each Acquired Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

         3.24 Brokers. Neither the Seller nor any Acquired Company have retained any broker in connection with the transactions contemplated hereunder, nor has any action been taken by or on behalf of the Seller or any Acquired Company that would result in an obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby.

         3.25 Purchase Commitments and Outstanding Bids. No material purchase commitment of any Acquired Company is in excess of normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the industry. There is no outstanding material bid, sales proposal, contract or unfilled order of any Acquired Company which (i) will, or could if accepted, require such Acquired Company to supply goods or services at a cost to such Acquired Company in excess of the revenue to be received therefrom, or (ii) quotes prices which do not include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business or market conditions current at the time.

         3.26 Product and Service Warranties. No Acquired Company has provided any express warranties in connection with the products and/or services provided by it, and there are no claims or breach of warranty outstanding, pending, or, to the knowledge of the Seller or any of the Acquired Companies, relating to any products sold or services provided by the Acquired Companies prior to the date hereof.

         3.27 Software and Information Systems. The software and information systems (including all management information and accounting systems) currently used by each Acquired Company are functioning properly and, to the knowledge of the Seller or any of the Acquired Companies, contain no flaws or inadequacies which could reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole.

         3.28 Customers and Suppliers. The Disclosure Schedule contains a list of the customers from which the Acquired Companies received in excess of $100,000 in revenues in any of the past three completed fiscal years or the current fiscal year and the suppliers to which the Acquired Companies expended sums in excess of $100,000 in any of the past three completed fiscal years or the current fiscal year, and includes the net sales or purchases by the Acquired Companies attributable to each such customer or supplier for each such period. To the knowledge of the Seller or any of the Acquired Companies, no customer or supplier listed on the Disclosure Schedule, nor any customer or supplier material to the business of the Acquired Companies which is not listed on the Disclosure Schedule, intends to cease doing business with the Acquired Companies or decrease the amount of business it does with the Acquired Companies in any material respect. Neither the Seller nor any Acquired Company has received any notice that any hospital, health benefit plan, health insurance company or managed care organization, supplier, employer or associated provider intends to cease doing business with the Acquired Companies.

         3.29 Related Party Transactions. Except as set forth in the Disclosure Schedule, no Acquired Company is a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with the Seller, any officer, director or subsidiary (excluding other Acquired Companies) of the Seller or any entities owned or controlled by any such officers or directors.

         3.30 Disclosure. To the knowledge of the Seller or any of the Acquired Companies, no representation or warranty by the Seller or the Acquired Companies in this Agreement or any of the Ancillary Agreements, nor any certificate delivered by the Seller or any Acquired Company pursuant to this Agreement or any of the Ancillary Agreements, contains any untrue statement of a material fact, or omits to state any material fact required to be provided by such representation or warranty to make the facts stated therein, in light of the circumstances in which made, not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller, as of the Closing Date, as follows:

         4.01 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to purchase the Acquired Stock as provided in this Agreement.

         4.02 Authority; No Conflicts.

                  (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser's Board of Directors and do not conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of the Purchaser's Articles of Incorporation or Bylaws, or any agreement, law, rule or regulation or any order, judgment or decree to which the Purchaser is a party or by which the Purchaser or its respective properties are bound or affected, except for any such Lien created under or pursuant to this Agreement or the Ancillary Agreements. No consent, approval, or other action is required to be obtained or taken by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Agreements.

                  (b) The Purchaser has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and the Ancillary Agreements when executed and delivered will constitute, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

         4.03 Brokers. The Purchaser has not retained any broker other than Wellington Associates, Inc. in connection with the transactions contemplated hereunder, nor has any action been taken by or on behalf of the Purchaser that would result in an obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby, except for the fees to be paid by the Purchaser to Wellington Associates, Inc.

         4.04 Litigation. There is no action, suit or proceeding pending or, to the Purchaser's knowledge, threatened against the Purchaser or any of its Affiliates that would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V
                       PRE-CLOSING COVENANTS OF THE SELLER
                           AND THE ACQUIRED COMPANIES

         5.01 Access and Investigation. During the period from the date of this Agreement through the Closing, the Seller and the Acquired Companies will (i) provide the Purchaser and its representatives and prospective lenders full and free access to the Acquired Companies' personnel, properties, contracts, books and records, and other documents and information relating to the Acquired Companies; (ii) provide the Purchaser with copies of all such contracts, books and records, and other documents and information as the Purchaser may reasonably request; and (iii) provide the Purchaser with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

         5.02 Operation of Business. During the period from the date of this Agreement through the Closing, the Seller and the Acquired Companies will (i) conduct the business and operations of the Acquired Companies in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; (ii) use their respective best efforts to preserve intact the current business organization of the Acquired Companies, keep available the services of the current officers, employees and agents of the Acquired Companies, and maintain the relations and good will with all suppliers, customers, distributors, landlords, creditors, employees, agents and other Persons having business relationships with the Acquired Companies; (iii) confer with the Purchaser concerning operational matters of a material nature; (iv) report periodically to the Purchaser concerning the status of the business, operations and finances of the Acquired Companies; and (v) without the prior written consent of the Purchaser, not take any affirmative action, or fail to take any reasonable action within their control, which is likely to result in a change or event listed in Section 3.22.

         5.03 Required Approvals. As promptly as practicable after the date of this Agreement, the Seller and the Acquired Companies will make all filings required by applicable law to be made by them to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing, the Seller and the Acquired Companies will (i) cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required by applicable law to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with the Purchaser in obtaining all consents identified in the Disclosure Schedule pursuant to Section 3.02.

         5.04 Notification; Updates to Disclosure Schedule.

                  (a) During the period from the date of this Agreement through the Closing, the Seller and the Acquired Companies will promptly notify the Purchaser in writing if they become aware of (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller or any of the Acquired Companies in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Seller or any of the Acquired Companies in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Seller or the Acquired Companies under this Agreement; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.04(a) requires any material change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a material change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller and the Acquired Companies will promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update will be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller or any of the Acquired Companies in this Agreement, or (ii) determining whether any of the conditions set forth in Article VI has been satisfied, but all such updates will be deemed to supplement and amend the Disclosure Schedule for the purpose of the indemnification provisions set forth in Article IX.

         5.05 No Negotiation. Until this Agreement is terminated pursuant to
Article VIII, the Seller and the Acquired Companies will not, and will not permit any representative to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company (an "Acquisition Transaction"); (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Purchaser) relating to or in connection with a possible Acquisition Transaction; or (iii) consider, entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible Acquisition Transaction. The Seller and the Acquired Companies will promptly notify the Purchaser in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Seller or the Acquired Companies during such period.

         5.06 Efforts to Close. During the period from the date of this Agreement through the Closing, the Seller and the Acquired Companies will use their reasonable best efforts to cause the conditions set forth in Article VI to be satisfied.

                                   ARTICLE VI
                       CLOSING CONDITIONS OF THE PURCHASER

         The obligations of the Purchaser under this Agreement are subject to fulfillment prior to or at Closing of each of the following conditions, unless waived in writing (in whole or in part) by the Purchaser.

         6.01 Representations and Warranties True. The representations and warranties of the Seller or any of the Acquired Companies in this Agreement must be true and correct in all material respects (except for those representations and warranties that are qualified by their terms as to materiality, which such representations and warranties as so qualified must be true and correct in all respects) on the date hereof and as of the Closing Date.

         6.02 Compliance with Agreement. The Seller and the Acquired Companies must have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

         6.03 Consents and Approvals. All releases, consents and approvals required to be obtained by the Seller and the Acquired Companies pursuant to this Agreement for the transactions contemplated by this Agreement must have been obtained, and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         6.04 Execution and Delivery of Closing Documents. The Seller and the Acquired Companies must deliver to the Purchaser (or such other party as appropriate), the following, duly executed as appropriate:

                  (a) this Stock Purchase Agreement;

                  (b) the stock certificates evidencing the Acquired Stock properly endorsed for transfer to the Purchaser or accompanied by duly executed stock powers in favor of the Purchaser and otherwise in a form acceptable for transfer on the books of the Acquired Companies;

                  (c) the Escrow Agreement;

                  (d) the Non-competition Agreement;

                  (e) a certificate dated as of the Closing Date, signed by an officer of the Seller and the Acquired Companies certifying that the conditions specified in Sections 6.01 through 6.03 have been satisfied;

                  (f) a certificate from the Seller and each Acquired Company dated as of the Closing Date, signed by the Secretary thereof and in form and substance satisfactory to the Purchaser certifying (i) that resolutions have been duly adopted by the Board of Directors and shareholders (if necessary) thereof authorizing the execution of this Agreement and the Ancillary Agreements and all of the other transactions to be consummated pursuant hereto, (ii) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of the Seller or such Acquired Company, (iii) the authenticity of attached copies of the Articles or Certificate of Incorporation and Bylaws of the Seller or such Acquired Company, and (iv) the continued good standing of the Seller or such Acquired Company in the state of its incorporation, as evidenced by a reasonably current Certificate of Good Standing;

                  (g) a favorable opinion of the legal counsel to the Seller and the Acquired Companies as to the matters referred to on Exhibit C, with reliance language in favor of the Purchaser's lenders in connection with the transactions contemplated by this Agreement; and

                  (h) such other documents, certificates, instruments or opinions as the Purchaser may reasonably request, in form reasonably satisfactory to the Purchaser.

         6.05 No Material Adverse Change. There must have been no material adverse change in the business, operations or condition (financial or otherwise) of the Acquired Companies taken as a whole.

         6.06 Hehli Litigation. Dr. David L. Hehli and the Acquired Companies must have entered into the Settlement Agreement, and the Acquired Companies must deliver a fully executed copy of the Settlement Agreement to the Purchaser along with evidence of either (i) payment in full of all amounts due to Dr. Hehli under the Settlement Agreement or (ii) inclusion of such amounts as accounts payable in the Preliminary Balance Sheet.

         6.07 Reinhart Fees. The Seller or the Acquired Companies must have satisfied in full all claims for legal fees and disbursements owing by any of the Acquired Companies to the law firm of Reinhart, Boerner, Van Deuren s.c., except for legal fees and disbursements not to exceed $2,000 for services provided to the Acquired Companies relating to Peter Hehli, Dental Plan, and general business consultation. The Seller or the Acquired Companies must deliver documentation satisfactory to the Purchaser evidencing such satisfaction.

         6.08 Proceedings Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are reasonably satisfactory in form and substance to the Purchaser.

                                   ARTICLE VII
                        CLOSING CONDITIONS OF THE SELLER
                           AND THE ACQUIRED COMPANIES

         The obligations of the Seller and the Acquired Companies under this Agreement are subject to fulfillment prior to or at the Closing of each of the following conditions, unless waived in writing (in whole or in part) by the Seller and the Acquired Companies.

         7.01 Representations and Warranties True. The representations and warranties of the Purchaser in this Agreement must be true and correct in all material respects on the date hereof and as of the Closing Date.

         7.02 Compliance with Agreement. The Purchaser must have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

         7.03 Consents and Approvals. All releases, consents and approvals required to be obtained by the Purchaser pursuant to this Agreement for the transactions contemplated by this Agreement must have been obtained, and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         7.04 Execution and Delivery of Closing Documents. The Purchaser must deliver to the Seller and the Acquired Companies (as appropriate), the following, duly executed as appropriate:

                  (a) this Stock Purchase Agreement;

                  (b) the Escrow Agreement;

                  (c) a certificate dated as of the Closing Date, signed by an officer of the Purchaser certifying that the conditions specified in Sections
7.01 through 7.03 have been satisfied;

                  (d) a certificate dated as of the Closing Date, signed by the Secretary of the Purchaser and in form and substance satisfactory to the Purchaser certifying (i) that resolutions have been duly adopted by the Purchaser's Board of Directors authorizing the execution of this Agreement and the Ancillary Agreements and all of the other transactions to be consummated pursuant hereto, (ii) the names and incumbency of its officers who are empowered to execute the foregoing documents for and on behalf of the Purchaser, (iii) the authenticity of attached copies of the Articles of Incorporation and Bylaws of the Purchaser, and (iv) the continued good standing of the Purchaser in the State of Minnesota, as evidenced by a reasonably current Certificate of Good Standing;

                  (e) a favorable opinion of the Purchaser's legal counsel as to the matters referred to on Exhibit D;

                  (f) a Management Indemnification Agreement in substantially the form attached as Exhibit E signed by Dr. Jeffrey Moos DDS, Yvonne Mayberry and James Myer, which such agreement shall be in full force and effect as of the Closing; and

                  (g) such other documents, certificates, instruments or opinions as the Seller and the Acquired Companies may reasonably request, in form reasonably satisfactory to the Seller and the Acquired Companies.

         7.05 Proceedings Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are satisfactory in form and substance to the Seller and the Acquired Companies.


                                  ARTICLE VIII
                                   TERMINATION

         8.01 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) by mutual agreement of the Purchaser, the Seller and the Acquired Companies;

                  (b) by the Purchaser if:

                           (i) the Seller or the Acquired Companies have committed a material breach of this Agreement and such breach has not been waived in writing by the Purchaser;

                           (ii) the transactions contemplated by this Agreement have not been consummated on or before December 31, 2001, provided that such failure is not due substantially to the failure of the Purchaser to comply with its obligations under this Agreement; or

                           (iii) any of the conditions set forth in Article VI is not satisfied as of December 31, 2001 or if satisfaction of such a condition is or becomes impossible to fulfill (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition in writing; or

                  (c) by the Seller and the Acquired Companies if:

                           (i) the Purchaser has committed a material breach of this Agreement and such breach has not been waived in writing by the Seller and the Acquired Companies;

                           (ii) the transactions contemplated by this Agreement have not been consummated on or before December 31, 2001, provided that such failure is not due substantially to the failure of the Seller and the Acquired Companies to comply with its obligations under this Agreement; or

                           (iii) any of the conditions set forth in Article VII is not satisfied as of December 31, 2001 or if satisfaction of such a condition is or becomes impossible to fulfill (other than through the failure of the Seller and the Acquired Companies to comply with their obligations under this Agreement) and the Seller and the Acquired Companies have not waived such condition in writing.

         8.02 Procedure and Effect of Termination.

                  (a) If the Purchaser or the Seller and the Acquired
Companies desire to terminate this Agreement pursuant to Section 8.01, the party or parties desiring termination must give written notice of termination to the other party or parties.

                  (b) Each party's right of termination under Section 8.01 is in addition to any other rights it may have under the Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies. Upon receipt of a notice of termination by the non-terminating party or parties, this Agreement will terminate without further action by any party and each party will have no further obligation under this Agreement, except that Sections 8.03 and 9.05 and Article X will survive the termination of the Agreement. Notwithstanding the foregoing, if the Agreement is terminated by a party because of the material breach of the Agreement by the other party or because one or more of the material conditions to the terminating party's obligations under the Agreement is not satisfied as a result of the other party's failure to comply with its obligations under the Agreement, the terminating party's right to pursue all legal remedies with survive the termination of the Agreement unimpaired.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.01 Indemnification by the Purchaser. The Purchaser agrees to indemnify, reimburse, defend and hold harmless the Seller and its Affiliates, agents, successors and assigns, from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement made by

Purchaser in this Agreement or any Ancillary Agreement, or any certificate delivered pursuant thereto.

         9.02 Indemnification by the Seller.

                  (a) General Indemnification. Subject to Section 9.03 hereof, the Seller agrees to indemnify, reimburse, defend and hold harmless the Purchaser and its respective officers, governors, members, employees, agents, successors, assigns and Affiliates, including, after the Closing Date, the Acquired Companies (collectively the "Purchaser Group"), from and against any and all Damages incurred in connection with, arising out of, or resulting from any breach of any covenant, representation, warranty or agreement made by the Seller or the Acquired Companies in this Agreement or any Ancillary Agreement, or any certificate delivered pursuant thereto. Subject to and conditioned upon the Closing, the Seller waives any and all rights of contribution it may have against the Acquired Companies with respect to its obligations under this Agreement, including without limitation, this Article IX.

                  (b) Insurance Matters. Subject to Section 9.03 hereof, for a period of two years after the Closing, the Seller agrees to indemnify, reimburse, defend and hold harmless the Purchaser Group for, from and against all Damages asserted against or incurred by the Purchaser Group in connection with, arising out of, or resulting from any Employment Practices Claim or Directors and Officers Claim to the extent of any retention, deductible or maximum limit of liability applicable to the policies referenced in Sections 3.20(f) and (g) hereof.

         9.03 Limitations on the Seller's Indemnification Obligations.

                  (a) (i) Subject to Section 9.03(c) below, the Seller will have no liability for amounts payable to any member of the Purchaser Group pursuant to its indemnification obligations under Section 9.02 until the total of all Damages exceeds $100,000 in the aggregate, after which such indemnification obligations of the Seller will include all such Damages as if this Section 9.03(a) were not part of this Agreement.

                           (ii) To the extent an indemnification claim by the Purchaser Group under Section 9.02(a) for Second Level Damages is based on a breach by the Seller or the Acquired Companies of one or more of the Management Representations, the Purchaser Group must prove that Yvonne Mayberry (with respect to $87,500 of the Second Level Damages), Dr. Jeffrey Moos (with respect to $87,500 of the Second Level Damages) or James Myer (with respect to $25,000 of the Second Level Damages) had knowledge (defined as actual knowledge or knowledge that such person would be expected to have had after conducting a reasonable investigation of other information actually known to such person) of the facts underlying a breach of such Management Representations prior to Closing that form the basis of the breach upon which such claim is made before the Purchaser Group will be entitled to indemnification for the portion of the Second Level Damages related to such breach of the Management Representations. The foregoing sentence will not limit the Purchaser Group's right to indemnification under Section 9.02(a) with respect to all or any portion of the Second Level Damages if such right to indemnification is not based on a breach of a Management Representation. In addition, the Purchaser may elect to treat the Second Level Damages as a deductible whereby the Purchaser Group would be entitled to seek indemnification for Damages in excess of the Second Level Damages without having to prove that any such individual had knowledge of the breach of the Management Representation resulting in the Second Level Damages. In no event will any claim by the Purchaser Group for Damages in excess of Second Level Damages be delayed in any way pending any action by the Purchaser Group to prove knowledge of a breach of a Management Representation.

                  (b) Subject to Section 9.03(c) below, the Seller will have no liability for amounts payable to any member of the Purchaser Group pursuant to its indemnification obligations under Section 9.02 for Damages in excess of $2,413,750.

                  (c) The limitations provided in Section 9.03(a) and (b) shall not apply to (i) any breach of any representation or warranty made by the Seller or the Acquired Companies in this Agreement, or any Ancillary Agreement of which the Seller or any Acquired Company had actual knowledge at the time such representation or warranty was made; (ii) any breach of the representation and warranty made in Section 3.04(a); or (iii) any breach by the Seller or any Acquired Company of any covenant or obligation set forth in Article II or X (but excluding Section 10.07) of this Agreement, the Non-Competition Agreement or the Escrow Agreement.

                  (d) Any claims for indemnification by the Purchaser Group under Section 9.03 hereof shall first be satisfied out of the Escrow Amount and thereafter by the Seller subject in all cases to the other limitations set forth in this Section 9.03.

                  (e) No Damages shall be deemed to have been incurred by the Purchaser Group for purposes of Section 9.03 hereof (i) to the extent of the insurance proceeds received by the Purchaser Group with respect thereto and (ii) to the extent of any net tax benefit received by the Purchaser Group with respect thereto.

                  (f) No member of the Purchaser Group shall be entitled to recover punitive, exemplary or multiple damages against the Seller in litigation arising out of this Agreement or any of the transactions or other agreements contemplated hereby.

         9.04 Procedure for Indemnification of Third Party Claims.

                  (a) Notice of Third Party Claims. If any action, claim, suit, proceeding, arbitration, order, or governmental investigation or audit is filed or initiated by any third party (a "Third Party Claim") against any party entitled to the benefit of indemnity under this Agreement (an "Indemnified Party"), written notice of such Third Party Claim will be given to the party owing indemnity (an "Indemnifying Party") as promptly as practicable (and in any event within 10 days after the service of the citation or summons); provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

                  (b) Defense and Settlement by Indemnifying Party.

                           (i) After notice of a Third Party Claim is given under Section 9.04(a), if and only if the Indemnifying Party acknowledges in writing that it is obligated to indemnify the Indemnified Party under the terms of this Article IX for such Third Party Claim, the Indemnifying Party may (A) take control of the defense and investigation of the Third Party Claim, (B) employ and engage attorneys of its own choice to handle and defend the Third Party Claim at the Indemnifying Party's cost, risk and expense, which attorneys must be reasonably satisfactory to the Indemnified Party, and (C) subject to Section 9.04(b)(ii) below, compromise or settle the Third Party Claim.

                           (ii) Notwithstanding Section 9.04(b)(i)(C) above, no such compromise or settlement of the Third Party Claim may be made without the written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party may withhold such consent if such compromise or settlement would adversely affect the conduct of the Acquired Companies' business or requires less than an unconditional release with respect to the Third Party Claim.

                           (iii) The Indemnifying Party will provide the Indemnified Party access to all records, documents and personnel of the Indemnifying Party and keep the Indemnified Party informed relating to any Third Party Claim under this Section 9.04 so long as there is no Conflict of Interest or other circumstance that would render such access inappropriate.

                           (iv) The Indemnified Party may engage separate legal counsel at the cost and expense of the Indemnifying Party if a Conflict of Interest (as defined in the following sentence) exists. The term "Conflict of Interest" means that the named parties to a Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that the representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct.

                  (c) Defense and Settlement by Indemnified Party.

                           (i) If the Indemnifying Party fails to assume the defense of such Third Party Claim within 15 days after receipt of notice thereof pursuant to Section 9.04(a), the Indemnified Party may
         (A) take control of the defense and investigation of the Third Party Claim, (B) employ and engage attorneys of its own choice to handle and defend the Third Party Claim at the Indemnifying Party's cost, risk and expense (to the extent and only to the extent that the Indemnifying Party is ultimately required to indemnify the Indemnified Party for such Third Party Claim), which attorneys must be reasonably satisfactory to the Indemnifying Party, and (C) subject to Section 9.04(c)(ii) below, compromise or settle the Third Party Claim.

                           (ii) Subject to Section 9.04(d), no compromise or settlement of the Third Party Claim may be made without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

                  (d) Participation and Payment Obligations. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom. The Indemnifying Party will pay all expenses for which it is responsible (either as agreed by the Indemnifying Party or as finally determined in accordance with the terms and conditions of this Agreement) pursuant to its indemnification obligations hereunder as such expenses become due. In the event such expenses are not so paid, the Indemnified Party will be entitled to settle any Third Party Claim under this Section 9.04 without the consent of the Indemnifying Party and without waiving any rights the Indemnified Party may have against the Indemnifying Party; provided that the Indemnifying Party has been given 30 days prior written notice thereof.

         9.05 Procedure for Indemnification of Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

         9.06 Survival.

                  (a) The representations, warranties, covenants, and obligations of the Seller and the Acquired Companies contained in this Agreement or any Ancillary Agreement, or any certificate delivered pursuant thereto, will survive the execution and delivery of this Agreement and the Closing until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.01, 3.02 and 3.04 will survive indefinitely after the Closing Date; (ii) the representation and warranties contained in Section 3.17 shall continue until the sixth anniversary of the Closing Date; and (iii) the representations and warranties in Sections
3.11 and 3.14 will survive after the Closing Date until the expiration of the applicable statutes of limitations.

                  (b) For all purposes of this Agreement, including without limitation any claims for indemnification that the Purchaser Group may have under this Article IX, the knowledge of the Acquired Companies and of any director, officer, employee, agent, or representative of the Acquired Companies, including without limitation Dr. Jeffrey Moos, Yvonne Mayberry and James Myer, will not be attributed to the Purchaser.

         9.07 Exclusive Remedy. The indemnification in this Article IX shall be the sole and exclusive remedy available to any indemnified party against any indemnifying party for any claims arising out of or based upon the matters set forth in this Agreement and the transactions contemplated hereby, no indemnified party shall have the right to rescind the transactions contemplated by this Agreement and no party shall seek relief against any other party to this Agreement other than through indemnification provided by this Article IX; provided, however, that nothing herein shall limit the non-monetary equitable remedies of any party hereto in respect to any breach of any covenant or other agreement of any party required to be performed after the Closing.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.01 Governing Law. This Agreement and the Ancillary Agreements will be construed and enforced in accordance with the substantive laws of the State of Minnesota without giving effect to its conflict of laws principles.

         10.02 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. The Seller will be responsible for the payment of any transfer Taxes payable with respect to the transfer of the Acquired Stock pursuant to this Agreement.

         10.03 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when received if delivered personally or by courier (with written confirmation of receipt), (ii) on the date of transmission if sent by facsimile (with written confirmation of receipt), or (iii) 5 days after being deposited in the mail if sent by registered or certified mail (postage prepaid, return receipt requested), to the addresses set forth below (or such other address as is furnished in writing by either party to the other parties):

                  (a) If to the Purchaser:

                                    Midwest Dental, Inc.
                                    c/o Bayview Capital Partners LP
                                    Attn: Cary Musech
                                    641 East Lake Street, Suite 230
                                    Wayzata, Minnesota 55391
                                    Tel.: 952-345-2000
                                    Fax: 952-345-2001

                           with a copy to:

                                    Lindquist & Vennum P.L.L.P.
                                    Attn: Robert E. Tunheim
                                    4200 IDS Center
                                    80 South 8th Street
                                    Minneapolis, Minnesota 55402
                                    Tel.: 612-371-3915
                                    Fax: 612-371-3207

                  (b) If to the Seller or the Acquired Companies:

                                    Monarch Dental Corporation
                                    Attn: Ms. Lisa K. Peterson
                                    Tollway Plaza II
                                    15950 North Dallas Parkway, Suite 825
                                    Dallas, Texas 75248
                                    Tel.: 972-361-8430
                                    Fax: 972-361-8440

                           with a copy to:

                                    Goodwin Procter LLP
                                    Attn: Joseph L. Johnson III, P.C.
                                    Exchange Place
                                    Boston, Massachusetts 02109-2881
                                    Tel.: 617-570-1000
                                    Fax: 617-523-1231

         10.04 Post Closing Tax Agreements.

                  (a) Tax Sharing Agreements. Any Tax Sharing Agreement between Seller and any of the Acquired Companies is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

                  (b) Returns for Periods through the Closing Date. To the extent required by the Code or other applicable law, Seller will include the income of the Acquired Companies on the Seller's consolidated Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. The Acquired Companies will furnish Tax information to Seller for inclusion in Seller's consolidated Tax Returns for the period which includes the Closing Date (and prior periods as Seller may reasonably require) in accordance with the Acquired Companies' past custom and practice as is necessary to complete such Tax Returns. Seller will allow Purchaser an opportunity to review and comment upon such Tax Returns to the extent that they relate to the Acquired Companies. Income of the Acquired Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date.

                  (c) Audits. If a governmental taxing authority proposes an adjustment to a consolidated Tax Return of the Seller for any period beginning prior to the Closing Date, and such adjustment would have a material adverse effect on the tax liability of an Acquired Company for any period beginning on or after the Closing Date, then Seller shall notify Purchaser of such proposed adjustment, and Purchaser shall have a reasonable opportunity to provide comments and analysis to Seller regarding such adjustment prior to its final resolution. Similarly, if a governmental taxing authority proposes an adjustment to a Tax Return of an Acquired Company (or a consolidated Tax Return which includes an Acquired Company) for any period beginning on or after the Closing Date, and such adjustment would have a material adverse effect on the tax liability of Seller or an Acquired Company for any period beginning prior to the Closing Date, then Purchaser shall notify Seller of such proposed adjustment, and Seller shall have a reasonable opportunity to provide comments and analysis to Purchaser regarding such adjustment prior to its final resolution.

         10.05 Transition Assistance. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Agreement). The parties acknowledge that this transition assistance may include, but not be limited to (i) maintenance of electronic mail functions for the employees of the Acquired Companies on the Seller's system for a period not to exceed thirty (30) days following Closing; and (ii) the grant by Seller of a sublicense to use the Quality Systems Inc. software currently used by the Acquired Companies provided that the Purchaser pays the cost of such sublicense as assessed by Quality Systems Inc.

         10.06 Post Closing Collection of Accounts Receivable. Purchaser and the Acquired Companies covenant and agree with the Seller that they will use commercially reasonable efforts to collect the full balance of the accounts receivable of the Acquired Companies outstanding as of the Closing Date.

         10.07 Post Closing Insurance Agreements. Seller shall keep in full force and effect the employment practices insurance coverage and the director and officer insurance coverage referenced in Sections 3.20 (f) and (g), respectively, for a period of no less than two (2) years following the Closing Date (whether pursuant to the existing insurance policies or new policies that provide comparable coverage).

         10.08 No Reliance. The Purchaser hereby represents and warrants that it has relied only on the representations and warranties of the Seller and Acquired Companies contained herein and, based on such representations and warranties, has made its own independent analysis and decision to enter into this Agreement.

         10.09 Entire Agreement. This Agreement and the Ancillary Agreements, including the other documents referred to herein, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement and the Ancillary Agreements supersede all prior agreements and undertakings between the parties with respect to such subject matter.

         10.10 Dispute Resolution.

                  (a) Except as provided below or as provided in Section 2.03 hereof with respect to disputes regarding the determination of the Closing Date Balance Sheet (as opposed to the enforcement of Section 2.03 hereof, which shall be subject to this Section 10.10), any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof (a

"Dispute") shall be resolved solely and exclusively by binding arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The place of arbitration shall be Minneapolis, Minnesota. The Arbitration will be conducted by one (1) independent and impartial arbitrator selected by mutual agreement of the Purchaser and the Seller. In the event the parties are unable to mutually select an arbitrator within thirty (30) days of the first demand for arbitration, then they will each select a separate arbitrator who will jointly select a third arbitrator, and such third arbitrator will be the sole arbitrator to conduct the arbitration. If either party fails to select an arbitrator within 10 days of the end of the 30 day period, then the arbitrator selected by the other party will conduct the arbitration. A decision of the arbitrator will be binding on the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If it is determined by the arbitrator that one party has generally prevailed on the issues, then the other party will bear the cost of the arbitration proceedings, including without limitation the arbitrator's compensation and expenses; otherwise, the cost of the arbitration will be borne by the parties equally. In addition, if the arbitrator determines that one party's position in the arbitration was frivolous or unreasonable, the arbitrator may award reasonable attorneys' fees to the other party as part of the arbitration award.

                  (b) Notwithstanding the foregoing, if any Dispute relates to an indemnification claim involving a pending lawsuit or governmental administrative proceeding brought by a third party against an Indemnified Party, such Indemnified Party may, at its option, bring the Indemnifying Party or parties in as a party to such lawsuit or administrative proceeding and have the Dispute determined as a part of such lawsuit or administrative proceeding.

                  (c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.10 shall not apply with regard to any claims arising between the parties for which equitable remedies are the only remedies being sought.

         10.11 Amendments; Consents; Waivers. No waiver, modification, amendment of any provision of this Agreement, or any consent will be effective unless specifically made in writing and duly signed by the party to be bound thereby. No waiver of any term or condition of this Agreement, in any one or more instances, will constitute a waiver of the same term or condition of this Agreement on any future occasion.

         10.12 Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenants or agreements will be null and void and will in no way affect the validity of the other provisions of this Agreement, which will otherwise be fully effective and enforceable.

         10.13 Successors and Assigns. This Agreement and the various instruments and agreements delivered in connection with the consummation of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so will be void; provided, however, that the Purchaser may assign its rights under this Agreement to any Affiliate which is a successor to the Purchaser whether by



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

merger or otherwise, or to any third party that acquires substantially all of the assets, business, or stock of the Purchaser.

         10.14 Rules of Construction. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement and the Ancillary Agreements have been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision will be applied in the construction or interpretation of this Agreement or the Ancillary Agreements.

         10.15 Counterparts. This Agreement may be executed in one or more counterparts, and will become effective when one or more counterparts have been signed by each of the parties.

         10.16 Press Releases. The Seller and the Acquired Companies agree not to issue any press release or make any general public announcement or statement with respect to the execution of this Agreement or the transactions hereunder without the approval of the Purchaser, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller shall have the right to make any disclosure of the transactions contemplated hereby which the Seller is advised by counsel are necessary for its compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933 or any of the rules and regulations promulgated thereunder.

                                    * * * * *



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




         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

THE PURCHASER:                               THE SELLER:

MIDWEST DENTAL, INC.                         MONARCH DENTAL CORPORATION


By:  /s/ Jeffrey W. Moos, DDS                By:  /s/ Lisa K. Peterson
     ------------------------                     ------------------------------
   Its: President                               Its:  Chief Financial and
        ---------------------                         Administrative Officer
                                                      --------------------------

                                             THE ACQUIRED COMPANIES:

                                             MIDWEST DENTAL CARE,
                                             MONDOVI, INC.


                                             By:  /s/ Lisa K. Peterson
                                                  ------------------------------
                                                Its: Vice President
                                                     ---------------------------

                                             MIDWEST DENTAL CARE,
                                             SHEBOYGAN, INC.


                                             By:  /s/ Lisa K. Peterson
                                                  ------------------------------
                                                Its: Vice President
                                                     ---------------------------

                                             MIDWEST DENTAL MANAGEMENT, INC.


                                             By:  /s/ Lisa K. Peterson
                                                  ------------------------------
                                                Its: Vice President
                                                     ---------------------------




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